Exhibit 3.4(b)


                            CERTIFICATE OF AMENDMENT

                                       OF

              CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND
                    LIMITATIONS OF SERIES D PREFERRED STOCK

Obsidian Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST: That at a meeting of the Board of Directors of Obsidian Enterprises, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Designations, Preferences, Rights and Limitations of Series D Preferred Stock of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Designations, Preferences, Rights and Limitations of Series D Preferred Stock of this corporation be amended by adding a new subsection to Section 4 thereof such that the following shall be a new subsection, subsection (h), of said
     Section 4 and read as follows:

               "(h) In the event the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock, into a greater number of shares, the number of shares of Common Stock issuable hereunder upon conversion of shares of Series D Preferred shall be proportionately increased, and, conversely, in the event the outstanding shares of Common Stock shall be combined into a fewer number of shares (by reverse stock split or otherwise), the number of shares of Common Stock issuable hereunder upon conversion of shares of Series D Preferred shall be proportionately decreased."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That the amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Designations shall be effective on December 4, 2003.



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IN WITNESS WHEREOF, said Obsidian Enterprises,  Inc. has caused this certificate to be signed by Timothy S. Durham, its Chairman & CEO, this 3rd day of December, 2003.

                                   OBSIDIAN ENTERPRISES, INC.

                                   By:  /s/ Timothy S. Durham
                                       -----------------------------------------

                                   Printed: Timothy S. Durham
                                           -------------------------------------

                                   Title: Chairman and CEO
                                         ---------------------------------------